Exhibit 10.1

EMPLOYMENT AGREEMENT

dated as of

November 1, 2004, between

AEP INDUSTRIES INC.,

a Delaware corporation (the “Company”), and

J. Brendan Barba

(the “Executive”).

EMPLOYMENT AGREEMENT

This Employment Agreement, dated May 9, 2005, by and between AEP Industries Inc., a Delaware corporation having its offices at 125 Phillips Avenue, South Hackensack, New Jersey 07606 (the “Company”), and J. Brendan Barba (the “Executive”), presently residing at 343 Algonguin Road, Franklin Lakes, NJ 07417, is entered into and shall be effective as of November 1, 2004 (the “Effective Date”).

RECITALS

The Executive is an employee of the Company; and

The Company desires to continue to employ Executive upon the terms and conditions set forth in this Agreement, and Executive desires to accept such continuation of employment.

Accordingly, in consideration of the mutual promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1.                                            Employment; Term.

(a)                                  Employment.  Subject to Section 3, commencing as of the Effective Date, the Company hereby agrees to continue to employ Executive, and Executive hereby agrees to continue to be employed by the Company, in accordance with the terms and provisions of this Agreement.

(b)                                 Term.  The initial term of this Agreement shall be a period of three (3) years (the “Initial Term”).  Thereafter this Agreement shall be extended for successive periods of one (1) year each from the Effective Date (each an “Extended Term” and together with the Initial Term the “Term”) unless either party gives written notice to the other at least one hundred (180) days before the expiration of the Initial Term or the then current Extended Term that it does not wish to extend this Agreement beyond the last day of the current Term.

Section 2.                                            Terms of Employment.

(a)                                  Position.  During the term of Executive’s employment, Executive shall serve in the position set forth on the signature page hereto and shall report to the person or persons set forth on the Executive Data Sheet annexed hereto as Exhibit A.  Executive shall have supervision and control over, and responsibility for, such management and operational functions of the Company currently assigned to such position, and shall have such other powers and duties (including holding officer positions with the Company and one or more subsidiaries of the Company) as may from time to time be prescribed by the person or persons to whom Executive will report, so long as such powers and duties are reasonable and customary for such position of an enterprise comparable to the Company.  The primary person(s) that Executive reports to shall be such person(s) as set forth under the label “Reports to” on the Executive Data Sheet annexed hereto as Exhibit A.

(b)                                 Duties.  During the term of Executive’s employment, and excluding any periods of vacation and sick leave to which Executive is entitled, Executive agrees to devote substantially all of his business time to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to Executive hereunder, to use Executive’s reasonable best efforts to perform faithfully, effectively and efficiently such responsibilities.  During the term of Executive’s employment, it shall not be a violation of this Agreement for Executive to (1) serve on corporate, civic or charitable boards or committees, (2) deliver lectures or fulfill speaking engagements, and (3) manage personal investments, so long as such activities do not interfere with the performance of Executive’s responsibilities as an employee of the Company in accordance with this Agreement.

(c)                                  Compensation.

(i)                                     Base Salary.  During the term of Executive’s employment, Executive shall receive an annual base salary (the “Annual Base Salary”), which shall be paid in accordance with the customary payroll practices of the Company, at least equal to the base salary set forth on the Executive Data Sheet annexed hereto as Exhibit A.  Commencing on November 1, 2005 (the “First Date”), and on each subsequent anniversary date of the First Date as long as Executive remains an employee of the Company (the First Date and each subsequent anniversary of the First Date being herein referred to as an “Adjustment Date”), the Annual Base Salary of Executive in effect on the day preceding the Adjustment Date shall be increased by (A) the percentage equal to the percentage increase, if any, in the Consumer Price Index for all Urban Consumers for the New York-Northeastern New Jersey Metropolitan Area (or any successor Consumer Price Index) based on data published by the Bureau of Labor Statistics of the United States Department of Labor for the 12-month period ended on the September 30th immediately preceding the Adjustment Date over such Consumer Price Index for September 30, in the year preceding the Adjustment Date, and (B) such additional amount as the Board of Directors of the Company (the “Board”) in its discretion may determine to be appropriate.  The result of such increase or increases to the then current Annual Base Salary shall constitute Executive’s Annual Base Salary commencing on the Adjustment Date then at hand and continuing until the next Adjustment Date.  Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to Executive under this Agreement.  After an Adjustment Date the term Annual Base Salary as used in this Agreement shall refer to Annual Base Salary as so increased.

(ii)                                  Bonuses.  In addition to his Base Salary, Executive shall be paid an annual bonus (the “Bonus”) during the term of his employment pursuant to the Company’s Management Incentive Plan or any successor thereto (the “MIP”).  The Bonus shall be based upon performance criteria and objectives determined by the Compensation Committee of the Board in its reasonable discretion and approved by the Board.  All Bonuses shall become payable on a date reasonably determined by the Company after the Company finally determines with respect to Executive that the Company has achieved the applicable performance criteria and objectives under the MIP, and the amount of the Bonus shall be paid to Executive promptly thereafter.

(iii)                               Benefits.  The Company shall provide Executive during the term of his employment hereunder with coverage under all employee pension and compensation programs, plans and practices (commensurate with his positions in the Company and to the extent permitted under any employee benefit plan) in accordance with the terms thereof, which the Company makes available to its senior executives.  During the term of Executive’s employment, Executive shall be entitled to receive, in addition to the benefits described above, such perquisites and fringe benefits appertaining to his position in accordance with any practice existing at the Company prior to the Effective Date or as subsequently changed by the Board, which perquisites and fringe benefits will be consistent with past practice.   The Executive shall also be entitled to an additional perquisite allowance each year in an amount from time to time determined by the Company’s Compensation Committee in order to cover expenses not covered by the Company’s business expense reimbursement policy.

(iv)                              Expenses.  During the term of Executive’s employment, Executive shall be entitled to receive reimbursement for all reasonable employment expenses incurred by Executive in accordance with the policies, practices and procedures of the Company, including, without limitation, expenses for travel and similar items related to such duties and responsibilities.  The Company will reimburse Executive for all such expenses upon presentation by Executive from time to time of appropriately itemized and approved (consistent with the Company’s policy) accounts of such expenditures.

(v)                                 Vacation;  During the term of Executive’s employment, Executive shall be entitled to such number of days of paid vacation as set forth under the label “Vacation Days” on the Executive Data Sheet annexed hereto as Exhibit A, to be taken in accordance with the existing policies of the Company and past practice.  Any paid vacation shall be taken at such times as are consistent with Executive’s responsibilities hereunder.  Unless otherwise approved by the Company, any vacation days not taken in any calendar year shall be forfeited without payment thereof as permitted by applicable law.   No such vacation days shall be forfeited to the extent that such vacation days are not taken at the request of the Company.

(vi)                              Stock Options etc.  In addition to any benefits Executive may receive hereunder, the Company may, from time to time, grant Executive stock options exercisable for shares of common stock of the Company or restricted stock, stock appreciation rights or performance awards under the Company’s then current Stock Option Plan (the “Executive Options”), and such Executive Options shall be of such kind, in such number and have such terms and provisions as may be determined appropriate by the Board or Stock Option Committee thereof.

(vii)                           Witholding.  The Company shall be entitled to withhold from payment any amount of withholding required by law as the Company may reasonably determine.

(d)                                 Director’s and Officer’s Liability Insurance.  The Company shall use all commercially reasonably efforts to obtain and maintain a director’s and officer’s liability insurance policy during the term of Executive’s employment covering Executive on commercially reasonable terms, and the amount of coverage shall be reasonable in relation to Executive’s position and responsibilities hereunder; provided, however, that such coverage may be reduced or eliminated to the extent that the Company reduces or eliminates coverage for its directors and executives generally.

Section 3.                                            Termination of Employment.

(a)                                  Death or Disability.  Executive’s employment shall terminate automatically upon Executive’s death.  If Executive becomes Disabled during the Employment Period (pursuant to the definition of Disability set forth below), the Company may give to Executive written notice in accordance with Section 10(g) of its intention to terminate Executive’s employment on the date specified in such notice.  In such event, Executive’s employment with the Company shall terminate effective on such specified date, which date shall be at least on thirty (30) days after receipt of such notice by Executive (the “Disability Effective Date”), prior to the Disability Effective Date, Executive shall not have returned to full-time performance of Executive’s duties.  For purposes of this Agreement, “Disability” means, with respect to Executive, Executive’s inability to perform the duties and obligations required by Executive’s job by reason of any medically determined physical or mental impairment, as determined in accordance with the provisions of the long term disability coverage under the AEP Industries Inc. Long Term Disability Plan (the “AEP Disability Plan”), if Executive has elected coverage thereunder, provided, however, that if Executive has not elected long term disability coverage under the AEP Disability Plan, then “Disability” shall mean, with respect to Executive, any medically determined physical or mental impairment by the Compensation Committee of the Company or its insurers and acceptable to Executive or Executive’s legal representative that prevents Executive from performing the duties and obligations required by Executive’s job for more than ninety (90) days during a period of one hundred and eight (180) consecutive days.

(b)                                 Cause.  Executive’s employment may be terminated at any time by the Company for Cause or without Cause.  For purposes of this Agreement, “Cause” shall mean an Executive’s (i) commission of a crime of moral turpitude or a felony that involves financial misconduct or moral turpitude or has resulted, or reasonably could be expected to result, in any adverse publicity regarding Executive or the Company or economic injury to the Company, (ii) dishonesty or willful commission or omission of any action that has resulted, or reasonably could be expected to result, in any adverse publicity regarding Executive or the Company or has caused, or reasonably could be expected to cause, demonstrable and serious economic injury to the Company, or (iii) material breach of this Agreement or any other agreement entered into between Executive and the Company or any of its subsidiaries or Affiliates (other than as a result of the Disability of Executive or other factors outside of Executive’s control) after notice and a reasonable opportunity to cure (if such breach can be cured).  For purposes of this Agreement, “without Cause” shall mean a termination by the Company of Executive’s employment during the Employment Period for any reason other than a termination based upon Cause, death or Disability.  For purposes hereof, no act or omission shall be considered willful unless committed in bad faith or without a reasonable belief that the act or omission was in the best interests of the Company or any of its Affiliates.  For purposes of this Agreement, “Affiliate” of the Company means a Person (as defined below) that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company.  As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with” mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person.  For purposes of this Agreement, “Person” shall be construed broadly and shall include, without limitation, an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

(c)                                  Good Reason.  Executive’s employment may be terminated at any time by Executive for Good Reason or without Good Reason.  For purposes of this Agreement, “Good Reason” means voluntary resignation after any of the following actions are taken by the Company or any of its subsidiaries without Executive’s consent: (a) any material breach by the Company of any provision of this Agreement; (b) a significant diminution in the responsibilities or authority of Executive which are materially inconsistent with Executive’s position other than (1) an insubstantial and inadvertent diminution that is remedied by the Company promptly after receipt of written notice thereof sent by Executive, (2) in connection with the termination of Executive’s employment for Cause, (3) as a result of Executive’s Disability, or (4) by Executive other than for Good Reason; (c) a significant diminution in the Annual Base Salary and Bonus to be paid to Executive (but not including any diminution related to a broader compensation reduction that is not limited to any particular employee or executive); provided, however, that none of the events described in the foregoing clauses (a), (b) or (c) shall constitute Good Reason unless Executive shall have notified the Company in writing describing the events which constitute Good Reason and then only if the Company shall have failed to cure such events within (x) in the case of clause (a), fifteen (15) days, or (y) in the case of clauses (b) or (c), thirty (30) days, after the Company’s receipt of such written notice.

(d)                                 Notice of Termination.  Any termination by the Company for Cause or without Cause, or by Executive for Good Reason or without Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 11(g).  For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall not be more than five (5) days after the giving of such notice).  The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company hereunder or preclude Executive or the Company from asserting such fact or circumstance in enforcing Executive’s or the Company’s rights hereunder.

(e)                                  Date of Termination.  “Date of Termination” means (i) if Executive’s employment is terminated by the Company for Cause or without Cause, or by Executive for Good Reason or without Good Reason, the date of receipt of the Notice of Termination or any later date specified therein pursuant to Section 3(d), as the case may be, and (ii) if Executive’s employment is terminated by reason of death or Disability, the date of death of Executive or the Disability Effective Date, as the case may be.

Section 4.  Obligations of the Company upon Termination.

(a)                                  With Good Reason; Other Than for Cause, Death or Disability.  If, during the period commencing with the Effective Date and ending with the termination of Executive’s employment (the “Employment Period”), (1) the Company shall terminate Executive’s employment other than for Cause, or (2) Executive shall terminate his employment for Good Reason or within thirty (30) days subsequent to a Discontinuation Event, and (3) the termination of Executive’s employment in any case is not due to his death or Disability, then the Company will provide Executive with the following severance payments and/or benefits:

(i)                                     The Company shall pay, subject to Section 8, to Executive as a severance payment an amount equal to two (2) times the sum of (x) the Annual Base Salary in effect immediately prior to the event giving rise to such termination and (y) the Bonus earned, if any, for the fiscal year immediately preceding the fiscal year in which the event giving rise to such termination occurs.  The severance payment shall be payable over a period of two (2) years commencing on the Termination Date (subject to applicable federal and state withholding taxes, social security contributions, any garnishments, or any deductions required by law and any other deductions) in accordance with the ordinary payroll practices of the Company, but no less frequently than semi-monthly following such termination of employment.  In addition, the Company shall pay to Executive (A) any earned but unpaid Bonus of Executive with respect to the fiscal year preceding this termination, (B) any earned but unpaid Bonus of Executive with respect to the fiscal year in which his termination occurs, multiplied by a fraction, (x) the numerator of which is the number of days during such fiscal year that Executive was employed by the Company, and (y) the denominator of which is three hundred and sixty-five (365), and (C) amounts with respect to accrued and unused vacation through the Date of Termination to the extent not theretofore paid (“Accrued Obligations”); [Q: change re: termination by the Company without Cause, e.g. downsize]

(ii)                                  Solely for purposes of this Section 4(a), the following defined terms shall have the following meanings:

“Discontinuation Event” shall have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied:

(A) Any person, corporation or other entity or group, including any “group” as defined in Section 13(d)(3) of the Exchange Act of 1934, as amended, other than (1) those persons in control of the Company on the Effective Date, (2) any person acting on behalf of the Company in a distribution of stock to the public, or (3) a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company, becomes the beneficial owner of shares of the Company having fifty (50%) percent or more of the total number of votes that may be cast for the election of directors of the Company; or

(B) As the result of, or in connection with, any tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing (a “Transaction”), the persons who were directors of the Company before the Transaction shall cease to constitute a majority of the Board of Directors of the Company or any successor to the Company or its assets; or

(C) If at any time, (1) the Company shall consolidate with, or merge with, any other Person and the Company shall not be the continuing or surviving corporation, (2) any Person shall consolidate with, or merge with, the Company, and the Company shall be the continuing or surviving corporation and in connection therewith, all or part of the outstanding Stock shall be changed into or exchanged for stock or other securities of any other Person or cash or any other property, (3) the Company shall be a party to a statutory share exchange with any other Person after which the Company is a Subsidiary of any other Person, or (4) the Company shall sell or otherwise transfer 50% or more of the assets or earning power of the Company and its Subsidiaries (taken as a whole) to any Person or Persons;

“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act of 1934, as amended, and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d); and

“Subsdiary” shall mean, a subsidiary of the Company within the meaning Section 424(f) of Internal Revenue Code, as amended. .

(iii)                               After the Date of Termination, Executive (and Executive’s eligible family members) will be entitled to continue their participation in the Company’s medical and dental insurance plans at normal associate contribution rates during the period ending on the earlier of (A) the last day of the Severance Period and (B) the first date as of which the Company ceases to be obligated to make such plans available to Executive under COBRA (the “COBRA Termination Date”).  In the event that the date specified in clause (A) is the earlier date, Executive (and Executive’s eligible family members) shall be entitled to continue their participation in the Company’s medical and dental insurance plans during the period from such date until the COBRA Termination Date by paying the full monthly premiums under these plans.

Except in the case of a termination by reason of Executive’s death or Disability, the Company’s obligations to make payments under this Section 4(a) will be conditioned on Executive executing and delivering a customary general release reasonably satisfactory to the parties.

(b)                                 Death; Disability; Cause; Other than for Good Reason.  If Executive’s employment shall be terminated by reason of Executive’s death or Disability, by the Company for Cause or by Executive without Good Reason, Executive shall only be entitled to receive (i) any earned but unpaid Annual Base Salary through the date of the termination event, (ii) any earned but unpaid Bonus of Executive with respect to the fiscal year preceding his termination, (iii) if other than Cause, any earned but unpaid Bonus of Executive with respect to the fiscal year in which his termination occurs, multiplied by a fraction, (x) the numerator of which is the number of days during such current fiscal year that Executive was employed by the Company, and (y) the denominator of which is three hundred and sixty-five (365), (iv) payment of Accrued Obligations to Executive or his legal representatives in the case of the death or, if applicable, the Disability of Executive, and (v) the continuance of benefits under the Company’s employee benefit plans to the Date of Termination and in the case of death or Disability, the continuance of death or Disability benefits thereafter in accordance with the terms of such plans and the Company’s perquisite policies as in effect as of such date.  [Company Policy must be written.]

(c)                                  Company Obligations After Termination.  After the termination of Executive’s employment under Section 4(b) and payment of all amounts due and provision of all benefits due to Executive pursuant to Section 4(b), the obligations of the Company under this Agreement to make any further payments or provide any benefits specified elsewhere in this Agreement (other than benefits required to be provided by applicable law or under the terms of any employee benefit of the Company in which the Executive was a participant), shall thereupon cease and terminate.

(d)                                 Nature of Payments.  Notwithstanding anything contained in this Section 4, all payments under this Section 4 shall be deemed severance payments for the purpose of Section 8 and may be terminated as therein provided.

(e)                                  Executive’s Obligations after Termination.  Executive agrees that at any time after the Date of Termination he will cooperate with the Company in any litigation brought by or against the Company at no additional compensation.  Executive shall, however, be entitled to be reimbursed by the Company for his reasonable costs and expenses in connection with such cooperation.

Section 5.                                            Nondisclosure and Nonuse of Confidential Information.

(a)                                  Executive shall not disclose or use at any time, either during the Employment Period or thereafter, any Confidential Information (as hereinafter defined) of which Executive is or becomes aware, whether or not such information is developed by him, except (i) to the extent that such disclosure or use is directly related to, and required by, Executive’s performance in good faith of duties assigned to Executive by the Company or (ii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Executive to divulge, disclose or make accessible such information, provided that Executive shall notify the Company promptly upon learning that such event may occur, and, if the Company shall so request, Executive shall use his reasonable best efforts (without any additional consideration to be paid to Executive) to assist the Company in seeking a protective order to prevent and/or limit disclosure of such Confidential Information.  Executive will take all appropriate steps to safeguard Confidential Information in his possession and to protect it against disclosure, misuse, espionage, loss and theft.  Executive shall deliver to the Company at the termination of the Employment Period, and at any time, either before or after the Termination Date, as the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information or the Work Product (as hereinafter defined) of the business of the Company or any of its Affiliates which Executive may then possess or have under his control.

(b)                                 As used in this Agreement, the term “Confidential Information” means information that is not generally known to the public in the context in which used and that is used, developed or obtained by Executive in the course of performing his duties for the Company, including, but not limited to, information, observations and data obtained by Executive while employed by the Company or any predecessors thereof (including those obtained prior to the date of this Agreement) concerning (i) the business or affairs of the Company and its Affiliates (or such predecessors), including without limitation, financial data, marketing plans, strategic business plans, product development plans (or other product data), (ii) products or services, (iii) fees, costs and pricing structures, (iv) designs, (v) analyses, (vi) drawings, photographs and reports, (vii) computer software, including operating systems, applications and program listings, (viii) flow charts, manuals and documentation, (ix) data bases, (x) accounting and business methods, (xi) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) customers and clients and customer or client lists, (xiii) other copyrightable works, (xiv) all production methods, processes, technology, know how and trade secrets, and (xv) all similar and related information in whatever form.  Confidential Information will not include any information in the context in which used that has been published in a form generally available to the public prior to the date Executive proposes to disclose or use such information.  Confidential Information will not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

(c)                                  As used in this Agreement, the term “Work Product” means all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable) which relates to the Company’s or any of its Affiliates’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive (whether or not during usual business hours and whether or not alone or in conjunction with any other person) while employed (and for the Restricted Period (as defined below) if and to the extent such Work Product results from any work performed for the Company, any use of the Company’s premises or property or any use of the Company’s Confidential Information) by the Company (including those conceived, developed or made prior to the date of this Agreement) together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing.

Section 6.                                            Non-Solicitation; Non-Compete.

(a)                                  During the period commencing on the Effective Date and ending on the latter of (x) second anniversary of the Termination Date or (y) the first anniversary of the date on which Executive ceases to receive any payments from the Company or any of its Affiliates related to salary, bonus or severance (the “Restricted Period”), Executive shall not directly or indirectly through another Person (i) induce or attempt to induce anyone who was engaged or employed by the Company or any Affiliate of the Company to leave the employ or engagement of the Company or such Affiliate, or in any way interfere with the relationship between the Company or any such Affiliate, on the one hand, and any such person thereof, on the other hand, (ii) hire any person who was engaged or employed by the Company or any Affiliate of the Company at any time until twenty-four (24) months after such individual’s employment relationship or engagement with the Company or such Affiliate has been terminated, or (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or any Affiliate of the Company to cease doing business with the Company or such Affiliate, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation, on the one hand, and the Company or any Affiliate, on the other hand.  Executive further agrees that, during the period of his employment and thereafter during the restricted period, Executive will not disparage the Company or any of its Affiliates or any of employee of the Company or its Affiliates in any manner whatsoever

(b)                                 Executive acknowledges that in the course of his employment with the Company and/or its Affiliates and their predecessors, he has become familiar, or will become familiar, with the Company’s and its Affiliates’ and their predecessors’ trade secrets and with other Confidential Information concerning the Company, its subsidiaries or Affiliates and their respective predecessors and that his services have been and will be of special, unique and extraordinary value to the Company, its subsidiaries and its Affiliates.  Therefore, Executive agrees that, during the Restricted Period, Executive shall not directly or indirectly, engage in the production, sale or distribution of any product produced, sold or distributed by the Company, its subsidiaries or its or Affiliates on the Effective Date or during the Restricted Period in the same geographic areas in which the Company, its subsidiaries or any of its Affiliates is doing business.  For purposes of this Agreement, the phrase “directly or indirectly engage in” shall include any direct or indirect ownership or profit participation interest in such enterprise, whether as an owner, stockholder, partner, principal, manager, agent, consultant, officer, investor, lender, joint venturer of or otherwise in any capacity whatsoever, and shall include any direct or indirect participation in such enterprise as an employee, consultant, licensor of technology or otherwise.  Nothing herein shall prohibit Executive from being a passive owner of not more than two (2%) percent of the outstanding stock or ownership interest of any class of a corporation or other entity which is publicly traded, so long as Executive has no active participation in the business or management of such corporation or other entity.

(c)                                  Executive understands that the foregoing restrictions may limit his ability to earn a livelihood in a business similar to the business of the Company and any of its subsidiaries and Affiliates, but he nevertheless believes that he has received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder or as described in the recitals hereto to clearly justify such restrictions which, in any event (that given his education, skills and ability), Executive does not believe would prevent him from otherwise earning a living.  Executive has carefully considered the nature and extent of the restrictions placed upon him by this Agreement, and hereby acknowledges and agrees that the same are reasonable in time and territory and do not confer a benefit upon the Company disproportionate to the detriment of Executive.

Section 7.                                            Enforcement.

Because Executive’s services are unique and because Executive has access to Confidential Information and Work Product, and because Executive acknowledges that any breach of the covenants contained in Section 6 would irreparably injure the Company, the parties hereto agree that money damages would be an inadequate remedy for any breach of this

Agreement.  Therefore, in the event of a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor at law or in equity, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security) or require Executive to account for and pay over to the Company all compensation, profits, moneys, accruals, increments or other benefits derived from or received as a result of any transactions constituting a breach of the covenants contained herein in this Agreement, if and when final judgment of a court of competent jurisdiction is so entered against Executive.

Section 8.                                            Severance Payments.

In addition to the foregoing, and not in any way in limitation thereof, or in limitation of any right or remedy otherwise available to the Company, if Executive violates any provision of the foregoing Section 5 or 6, any severance payments then or thereafter due from the Company to Executive under Section 4 or otherwise shall be terminated forthwith, and the Company’s obligation to pay, and Executive’s right to receive, such severance payments shall terminate and be of no further force or effect, if and when determined by a court of competent jurisdiction, in each case without limiting or affecting Executive’s obligations under such Sections 5 and 6 or the Company’s other rights and remedies available at law or equity.

Section 9.                                            Executive’s Representations, Warranties and Covenants.

(a)                                  Executive hereby represents and warrants to the Company that:

(1)                                  Executive has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and this Agreement has been duly executed by Executive;

(2)                                  the execution, delivery and performance of this Agreement by Executive does not and will not, with or without notice or the passage of time, conflict with, breach, violate or cause a default under any agreement, contract or instrument to which Executive is a party or any judgment, order or decree to which Executive is subject;

(3)                                  Executive is not a party to or bound by any employment agreement, consulting agreement, non-compete agreement, non-solicitation agreement, confidentiality agreement or similar agreement with any other Person;

(4)                                  upon the execution and delivery of this Agreement by the Company and Executive, this Agreement will be a legal, valid and binding obligation of Executive, enforceable in accordance with its terms;

(5)                                  Executive is a continuing employee of the Company or one of its Affiliates; and

(6)                                  Executive understands that the Company will rely upon the accuracy and truth of the representations and warranties of Executive set forth herein, and Executive consents to such reliance.

Section 10.                                      General Provisions.

(a)                                  Severability.  It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable under any present or future law, and if the rights and obligations of any party under this Agreement will not be materially and adversely affected thereby, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction; furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible.  Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

(b)                                 Entire Agreement.  Each party acknowledges and agrees that, except as expressly set forth herein, no representations, warranties, promises or statements of any kind or character have been made to them by each other, or their agents, representatives or attorneys, to induce the execution of this Agreement.  This Agreement, together with the Executive Data Sheet annexed hereto as Exhibit A and such other employee benefits that Executive has on the Effective Date, constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, commitments, arrangements, negotiations or undertakings, whether oral or written, between the parties with respect to its subject matter.  No changes, amendments, waivers or modifications to this Agreement shall be valid, unless made by a written instrument that expressly refers to the relevant provision of this Agreement and that is executed by all parties in the case of any changes or modifications and by the party against whom enforcement is sought in the case of any discharge or waiver and then only to the specific purpose, extent and instance so provided.  This Agreement shall be deemed to have been jointly drafted and, in construing and interpreting this Agreement, no provision shall be construed or interpreted for or against any party because such party prepared or requested such provision.

(c)                                  Successors and Assigns.

(i)                                     This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives or estate upon Executive’s death or, if applicable, Disability.

(ii)                                  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

(d)                                 Governing Law.  THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW JERSEY, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW JERSEY TO BE APPLIED.  IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF NEW JERSEY WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

(e)                                  Remedies.  Each of the parties to this Agreement and any such person or entity granted rights hereunder whether or not such person or entity is a signatory hereto shall be entitled to enforce its rights under this Agreement specifically to recover damages and costs for any breach of any provision of this Agreement and to exercise all other rights existing in its favor.  The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that the Company may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or other injunctive relief (without posting any bond or deposit) in order to enforce or prevent any violations of the provisions of this Agreement.  Each party shall be responsible for paying its own attorneys’ fees, costs and other expenses pertaining to any such action for and enforcement, regardless of whether an award or finding or any judgment or verdict thereon is entered against Executive. [Q-add: except that Executive shall be entitled to be reimbursed for his reasonable legal fees if he is successful in enforcing the provisions requiring payment by the Company.]

(f)                                    Amendment and Waiver.  The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and Executive.   The failure of any party to insist upon strict performance of any provision hereof, irrespective of the length of time for which such failure continues, shall not be a waiver of such party’s right to demand strict compliance in the future, and no consent or waiver, express or implied, to any breach or default in the performance of any obligation hereunder shall constitute a consent or waiver to any other breach or default in the performance of the same or any other obligation hereunder.

(g)                                 Notices.  All notices, requests, demands, claims, consents and other communications required or permitted to be given in this Agreement must be in writing and must be either personally delivered, transmitted via telecopier, mailed by certified or registered mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated or at such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.  Notices will be deemed to have been given hereunder and received when delivered personally, when received if transmitted via telecopier, five (5) days after deposit in the U.S. mail and one (1) day after deposit with a reputable overnight courier service.

If to the Company, to:

AEP Industries Inc.
125 Phillips Avenue
South Hackensack, NJ 07606-1546
Facsimile: (201) 807-6801
Attention: Paul M. Feeney
Executive Vice President, Finance

with a copy (which shall not constitute notice) to:

Warshaw Burstein Cohen Schlesinger & Kuh, LLP
555 Fifth Avenue
New York, New York 10017
Facsimile: (212) 972-9150
Attention: Paul E. Gelbard, Esq.

If to Executive, to Executive’s address set forth on the signature page hereto.

(h)                                 Survival of Representations, Warranties and Agreements.  All representations, warranties and agreements contained herein shall survive the consummation of the transactions contemplated hereby indefinitely.

(i)                                     Descriptive Headings; Counterparts.  The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.  This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(j)                                     Construction.  Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.  The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

(k)                                  Nouns and Pronouns.  Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice-versa.

(l)                                     Further Assurances. Executive agrees to do such further acts and things, and to execute and deliver such additional conveyances, assignments, agreements and instruments, as the Company may at any time reasonably request in connection with the administration and enforcement of this Agreement or in order better to assure and confirm unto the Company its rights and remedies hereunder.

(m)                               Acknowledgements.  Executive has carefully read and considered all of the terms and conditions of the Agreement, including the restraints and obligations imposed upon Executive under Sections 5 and 6 of this Agreement.  Executive agrees that said restraints and obligations are necessary for the reasonable and proper protection of the Company and its Affiliates, and that each and every one of the restraints and obligations is reasonable in respect to subject matter, length of time and otherwise.

Executive has had an opportunity to consult with independent counsel with respect to the execution of this Agreement and Executive has made such investigation of the facts pertaining to this Agreement and of all the matters pertaining hereto as Executive deem necessary or appropriate.

(n)                                 Acceptance of Offer; Reservation of Rights to Withdraw Offer.  By executing the enclosed counterpart of this Agreement where indicated and returning it to the Company, Executive hereby accepts the Company’s offer of continued employment and agrees to all terms and conditions of this Agreement.  Until such execution, the Company hereby reserves all rights to withdraw its offer of employment to Executive pursuant to this Agreement.

(o)                                 Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF, OR RELATING TO, THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

AEP INDUSTRIES INC.

By:	/s/ Paul M. Feeney
Name: Paul M. Feeney
Title: Executive Vice President, Finance and
Chief Financial Officer

J. BRENDAN BARBA, Executive

Signature:	/s/ J. Brendan Barba

EXHIBIT A

Executive Data Sheet for Signature Page

Name	J. Brendan Barba

Address	343 Algonguin Road, Franklin Lakes, NJ 07417

Annual Base Salary (Fiscal 2005)	$698,000.00

Position	President, Chief Executive Officer

Reports to

Vacation Days	20 days